Exhibit 1

Notice to Shareholders

Interest on Shareholders’ Equity

The Board of Directors of Embraer - Empresa Brasileira de Aeronáutica S.A. (the “Company”), at a meeting held today approved the following:

1)

The increase of Embraer’s capital by R$9,058,807.93 by means of the exercise of stock options representing 1,074,707 common shares in November of 2006. Embraer’s capital therefore increased from R$4,772,676,555.79 to R$4,781,735,363.72, consisting of a total of 739,773,914 shares without par value, of which 739,773,913 are common shares, and one of a special class. The amendment to article 6 of Embraer’s bylaws reflecting this change will be approved during the next general shareholders’ meeting.

2)	The distribution of Interest on Shareholders’ Equity for the Fourth Quarter of 2006 in the aggregate amount of R$84,992,624.98, in accordance with the following conditions:

a.	holders of shares will be entitled to interest on shareholders’ equity in the amount of R$0.11489 per share, equal to R$0.45956 per American Depositary Shares (ADSs).

b.

the interest on shareholders’ equity is subject to the retention of 15% withholding tax or 25% if the beneficiary is a resident in a tax haven, except in the case of holders who are exempt from such tax;

c.

this interest on shareholders’ equity will be included in the computation of the compulsory dividends to be distributed by the company for the current fiscal year; the total amount shall include the dividends distributed by the Company for all the purposes of the Brazilian corporate legislation;

d.	Record date for shares negotiated on the Sao Paulo Stock Exchange (Bovespa) is December 18, 2006 and for the ADSs negotiated on the New York Stock Exchange (NYSE) is December 21.

e.	the shares will be negotiated on the São Paulo Stock Exchange (Bovespa), and New York Stock Exchange (NYSE), ex-interest right, on and including December 19, 2006.

f.	the payment of the interest on shareholders’ equity in Brazil will begin on January 12, 2007, and the holders of ADSs will be paid on January 22, 2007, both without any compensation;

São Jose dos Campos, December 8, 2006

/s/ Antonio Luiz Pizarro Manso

Antonio Luiz Pizarro Manso
Executive Vice-President Corporate & CFO